Exhibit 99.2

August 6, 2020

Important Notice Regarding the Availability of Information Statement Materials

You are receiving this communication because you hold shares in Pfizer Inc. On July 29, 2019, Pfizer Inc., Upjohn Inc. (“Newco”) and Mylan N.V. entered into a series of agreements that provide for Pfizer’s global, primarily off-patent branded and generic established medicines business (the “Upjohn Business”) and Mylan to engage in a strategic business combination transaction. Before the closing of such business combination transaction, Pfizer will contribute the Upjohn Business to Newco, so that the Upjohn Business is separated from the remainder of Pfizer’s businesses (the “Separation”). Following the Separation, Pfizer will distribute, on a pro rata basis (based on the number of shares held by holders of Pfizer common stock as of the record date), all of the Newco common stock held by Pfizer to all Pfizer stockholders as of the record date (the “Distribution”). Immediately after the Distribution, the Upjohn Business will combine with Mylan in a series of transactions in which Mylan shareholders will receive one share of Newco common stock for each Mylan ordinary share held by such shareholder, subject to any applicable withholding taxes (the “Combination”). The number of shares of Newco common stock, par value $0.01 per share, that will be distributed in the Distribution will be such that, after the Combination, Pfizer stockholders as of the record date of the Distribution will hold 57% of the fully diluted outstanding shares of Newco common stock following the Combination. The parent entity of the combined Upjohn Business and Mylan business will be renamed “Viatris,” effective as of the closing of the Combination.

Important information regarding the Separation and Distribution (which we refer to as the “Spin-Off Materials”) is now available for your review. This notice provides instructions on how to access the Spin-Off Materials for informational purposes only. It is not a form for voting and presents only an overview of the Spin-Off Materials, which contain important information and are available, free of charge, on the Internet or by mail. We encourage you to access and review closely the Spin-Off Materials and continue to view them online to access new or updated information.

The Board of Directors of Pfizer will establish a record date and distribution date for the Distribution, and Pfizer will publicly announce the record date for the Distribution once the record date has been determined by the Pfizer Board of Directors. This announcement will be made before the completion of the Distribution and the Combination. As a result of the Distribution, Newco will become a separate, publicly traded company. Pfizer is not soliciting proxy or consent authority from shareholders in connection with the Separation and Distribution, and no shareholder vote is requested or required. The closing of the Distribution and the Combination is subject to the satisfaction of customary closing conditions, including receipt of regulatory approvals.

The Spin-Off Materials consist of the Information Statement that Newco has prepared in connection with the Distribution. You may view the Spin-Off Materials online at https://www.championforglobalhealth.com/ or request a paper copy by contacting Pfizer Shareholder Services at 1-800-733-9393 (toll free) or 1-781-575-4591 (outside of the U.S., U.S. territories & Canada). To facilitate timely delivery, please make your request for a paper copy by five business days prior to the distribution date.